Exhibit 99

Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, MN 55402-7020

CONTACT
Jennifer A. Olson-Goude
Investor and Media Relations
Tel: 612-303-6277
FOR IMMEDIATE RELEASE
Piper Jaffray Companies Announces
2009 Second Quarter Results
MINNEAPOLIS — July 22, 2009 — Piper Jaffray Companies (NYSE: PJC) today announced net income of $11.6 million from continuing operations, or $0.59 per diluted common share, for the quarter ended June 30, 2009. In the second quarter of last year, continuing operations generated a net loss of $1.5 million, or $0.09 per diluted common share. In the first quarter of 2009, continuing operations generated a net loss of $2.7 million, or $0.17 per diluted common share. Second quarter 2009 net revenues from continuing operations were $132.3 million, compared to $97.7 million in the year-ago period, and $83.9 million for the first quarter of 2009.
For the first six months of 2009, the company recorded net income from continuing operations of $8.9 million, or $0.45 per diluted common share, compared to a net loss from continuing operations of $2.9 million, or $0.18 per diluted common share, for the year-ago period. Net revenues of $216.2 million year-to-date represent a 12 percent increase over the same period last year, mainly driven by significantly improved performance in fixed income sales and trading.
“Our second quarter results reflect a significant rebound in investment banking revenues, continued strong fixed income sales and trading revenues, and importantly, the operating leverage we have created in our business model,” said Andrew S. Duff, chairman and chief executive officer. “Equity capital market conditions began to improve during the quarter, and we raised capital for or advised our clients in a number of successful transactions across all of our focus sectors. Also, higher fixed income sales and trading revenues were driven by solid client activity, favorable trading spreads and improved asset valuations. In addition, our revenues were positively impacted by the senior talent we have added across our platform. This is particularly true for our public finance business, where we are capturing an increased market share. Finally, the second quarter results demonstrate the operating leverage we have created by reducing our fixed costs. Our revenues increased 58 percent and our pre-tax operating income increased 420 percent, compared to the first quarter of 2009.”
Results of Continuing Operations
Second Quarter
Net Revenues
Investment Banking
For the second quarter of 2009, total investment banking revenues were $63.0 million, up 79 percent compared to the second quarter of 2008 and up 149 percent compared with the first quarter of 2009.
•	Equity financing revenues were $23.3 million, significantly improved from $8.7 million in the second quarter of 2008 and $4.1 million in the first quarter of 2009. U.S., European and Asian activity contributed to the performance.

•	Fixed income financing revenues were $20.1 million, up 32 percent compared to the same period last year and 63 percent higher than the first quarter of 2009. Public finance underwriting was the main driver of the increase, due to a higher number and par value of transactions completed and higher average revenue per transaction.

•	Advisory services revenues were $19.6 million, up 74 percent compared to the year-ago period and up 122 percent compared to the first quarter of 2009. The number of completed transactions and the aggregate transaction value, as well as the average revenue per transaction, increased during the quarter versus the comparative periods.
The following is a recap of completed deal information for the second quarter of 2009:

•	38 equity financings raising a total of $11.2 billion in capital. Of the completed transactions, 29 were public offerings.

•	137 tax-exempt issues with a total par value of $3.8 billion.

•	11 merger and acquisition transactions with an aggregate enterprise value of $1.8 billion. (The number of deals and the enterprise value include disclosed and undisclosed transactions.)
Institutional Sales and Trading
For the quarter ended June 30, 2009, institutional sales and trading generated net revenues of $65.6 million, an increase of 17 percent and 12 percent, compared to the same quarter last year and the first quarter of 2009, respectively.
•	Equities sales and trading revenues were $30.4 million, down 14 percent compared to the year-ago period, primarily due to lower gross cents per share traded and a modestly higher trading loss ratio in U.S. equities. Revenues were essentially the same as the first quarter of 2009.

•	Fixed income sales and trading revenues were $35.2 million, up 69 percent compared to the same period last year, and up 27 percent compared to the first quarter of 2009. The increase was due to the positive fixed income trading environment and incremental revenues as a result of additional senior hires in the business.
Second Quarter
Non-Interest Expenses
For the second quarter of 2009, compensation and benefits expenses were $79.4 million, up 30 percent and 58 percent, compared to the second quarter of 2008 and first quarter of 2009, respectively. The increase was driven by the improved performance compared to the prior periods.
The compensation ratio for the second quarter of 2009 was 60.0 percent, compared to 62.5 percent in the second quarter of 2008, and 60.0 percent in the first quarter of 2009.

For the second quarter of 2009, non-compensation expenses were $34.5 million, which included $3.6 million in restructuring charges, primarily related to severance. Compared to the first quarter of 2009, the firm reduced net headcount by 3 percent.
Additional Shareholder Information

	As of June 30, 2009	As of March 31, 2009	As of June 30, 2008
Number of employees:	1,001	1,029	1,175
FAMCO AUM:	$5.9 billion	$5.5 billion	$8.1 billion
Shareholders’ equity:	$778.1 million	$761.6 million	$945.1 million
Book value per share:	$48.30	$47.31	$58.72
Tangible book value per share:	$37.51	$36.49	$40.04
Conference Call
Andrew S. Duff, chairman and chief executive officer, and Debbra L. Schoneman, chief financial officer, will host a conference call to discuss second quarter results on Wednesday, July 22 at 9 a.m. ET (8 a.m. CT). The call can be accessed via live audio webcast available through the firm’s Web site at www.piperjaffray.com or by dialing (800) 891-6979. Callers should dial in at least 15 minutes early to receive instructions. A replay of the conference call will be available beginning at approximately 11 a.m. ET July 22 at the same Web address or by calling (800) 633-8284 and referencing reservation #21430667.
About Piper Jaffray
Piper Jaffray Companies (NYSE: PJC) is a leading, international middle market investment bank and institutional securities firm, serving the needs of middle market corporations, private equity groups, public entities, nonprofit clients and institutional investors. Founded in 1895, Piper Jaffray provides a comprehensive set of products and services, including equity and debt capital markets products; public finance services; mergers and acquisitions advisory services; high-yield and structured products; institutional equity and fixed-income sales and trading; and equity and high-yield research. Piper Jaffray headquarters are located in Minneapolis, Minnesota, with offices across the U.S. and in London, Hong Kong and Shanghai. Piper Jaffray & Co. is the firm’s principal operating subsidiary.

(www.piperjaffray.com)
Cautionary Note Regarding Forward-Looking Statements
This press release and the conference call to discuss the contents of this press release contain forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are subject to significant risks and uncertainties that are difficult to predict. These forward-looking statements cover, among other things, statements made about general economic and market conditions, our current deal pipelines, market share gains and trends, the environment and prospects for capital markets transactions and activity, anticipated financial results (including expectations regarding revenue and expense levels, the compensation ratio, and our quarterly run rate for non-compensation expenses), liquidity and capital resources, inventory positions, or other similar matters. These statements involve inherent risks and uncertainties, both known and unknown, and important factors could cause actual results to differ materially from those anticipated or discussed in the forward-looking statements including (1) market and economic conditions or developments may be unfavorable, including in specific sectors in which we operate, and these conditions or developments (including market fluctuations or volatility) may adversely affect the environment for capital markets transactions and activity and our business, revenue levels and profitability, (2) the volume of anticipated investment banking transactions as reflected in our deal pipelines (and the net revenues we earn from such transactions) may differ from expected results if any transactions are delayed or not completed at all or if the terms of any transactions are modified, (3) we may not be able to compete successfully with other companies in the financial services industry, (4) the disruption in the competitive landscape and our hiring of additional senior talent may not yield the benefits we anticipate or yield them within expected timeframes, (5) our ability to manage expenses at reduced revenue levels, including our quarterly run rate for non-compensation expenses, may be limited by the fixed nature of certain expenses as well as the impact from unanticipated expenses during the year, (6) an inability to access capital readily or on terms favorable to us could impair our ability to fund operations and could jeopardize our financial condition, (7) an inability to readily divest or transfer inventory positions may result in future inventory levels that differ from management’s expectations and potential financial losses from a decline in value of illiquid positions, and (8) the other factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2008, and updated in our subsequent reports filed with the SEC (available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov). Forward-looking statements speak only as of the date they are made, and readers are cautioned not to place undue reliance on them. We undertake no obligation to update them in light of new information or future events.
© 2009 Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020
###

Piper Jaffray Companies
Preliminary Unaudited Results of Operations

	Three Months Ended			Percent Inc/(Dec)		Six Months Ended
	Jun. 30,	Mar. 31,	Jun. 30,	2Q ’09	2Q ’09	Jun. 30,	Jun. 30,	Percent
(Amounts in thousands, except per share data)	2009	2009	2008	vs. 1Q ’09	vs. 2Q ’08	2009	2008	Inc/(Dec)
Revenues:
Investment banking	$62,150	$24,350	$32,184	155.2%	93.1%	$86,500	$87,449	(1.1)%
Institutional brokerage	60,852	55,027	51,196	10.6	18.9	115,879	81,008	43.0
Interest	8,973	7,288	13,114	23.1	(31.6)	16,261	28,273	(42.5)
Asset management	3,240	3,009	4,697	7.7	(31.0)	6,249	8,670	(27.9)
Other income/(loss)	(950)	(3,599)	2,356	(73.6)	N/M	(4,549)	772	N/M

Total revenues	134,265	86,075	103,547	56.0	29.7	220,340	206,172	6.9

Interest expense	1,975	2,193	5,826	(9.9)	(66.1)	4,168	12,704	(67.2)

Net revenues	132,290	83,882	97,721	57.7	35.4	216,172	193,468	11.7

Non-interest expenses:
Compensation and benefits	79,377	50,324	61,087	57.7	29.9	129,701	120,364	7.8
Occupancy and equipment	7,680	6,518	8,133	17.8	(5.6)	14,198	16,243	(12.6)
Communications	5,430	6,099	5,869	(11.0)	(7.5)	11,529	12,608	(8.6)
Floor brokerage and clearance	3,232	2,882	3,899	12.1	(17.1)	6,114	6,553	(6.7)
Marketing and business development	3,419	4,445	7,381	(23.1)	(53.7)	7,864	13,477	(41.6)
Outside services	7,415	7,519	11,308	(1.4)	(34.4)	14,934	19,950	(25.1)
Restructuring-related expenses	3,572	—	729	N/M	390.0	3,572	3,583	(0.3)
Other operating expenses	3,747	2,551	6,604	46.9	(43.3)	6,298	9,068	(30.5)

Total non-interest expenses	113,872	80,338	105,010	41.7	8.4%	194,210	201,846	(3.8)%

Income/(loss) from continuing operations before income tax expense/(benefit)	18,418	3,544	(7,289)	419.7	N/M	21,962	(8,378)	N/M

Income tax expense/(benefit)	6,842	6,269	(5,776)	9.1%	N/M	13,111	(5,471)	N/M

Net income/(loss) from continuing operations	11,576	(2,725)	(1,513)	N/M	N/M	8,851	(2,907)	N/M

Income from discontinued operations, net of tax	—	—	1,439	N/M	N/M	—	1,439	N/M

Net income/(loss)	11,576	$(2,725)	$(74)	N/M	N/M	8,851	$(1,468)	N/M

Earnings allocated to participating stock awards	(2,101)	N/A	N/A	N/M	N/M	(1,582)	N/A	N/M

Net income applicable to Piper Jaffray Companies common shareholders	$9,475	N/A	N/A	N/M	N/M	$7,269	N/A	N/M

Earnings per basic common share
Income/(loss) from continuing operations	$0.59	$(0.17)	$(0.09)			$0.45	$(0.18)
Income from discontinued operations	—	—	0.09			—	0.09

Earnings per basic common share	$0.59	$(0.17)	$—			$0.45	$(0.09)

Earnings per diluted common share
Income/(loss) from continuing operations	$0.59	$(0.17)	$(0.09)			$0.45	$(0.18)
Income from discontinued operations	—	—	0.09			—	0.09

Earnings per diluted common share	$0.59	$(0.17)	$—			$0.45	$(0.09)

Weighted average number of common shares outstanding
Basic	16,104	15,868	16,072			15,987	15,951
Diluted	16,117	15,868	16,072			15,995	15,951

N/M — Not meaningful

N/A — Not applicable as no allocation of income was made due to net loss position

1 of 2

Piper Jaffray Companies
Preliminary Unaudited Revenues From Continuing Operations (Detail)

	Three Months Ended			Percent Inc/(Dec)		Six Months Ended
	Jun. 30,	Mar. 31,	Jun. 30,	2Q ’09	2Q ’09	Jun. 30,	Jun. 30,	Percent
(Dollars in thousands)	2009	2009	2008	vs. 1Q ’09	vs. 2Q ’08	2009	2008	Inc/(Dec)
Investment banking
Financing
Equities	$23,294	$4,063	$8,705	473.3%	167.6%	$27,357	$25,223	8.5%
Debt	20,126	12,388	15,297	62.5	31.6	32,514	34,667	(6.2)
Advisory services	19,574	8,815	11,256	122.1	73.9	28,389	36,581	(22.4)

Total investment banking	62,994	25,266	35,258	149.3	78.7	88,260	96,471	(8.5)

Institutional sales and trading
Equities	30,384	30,662	35,345	(0.9)	(14.0)	61,046	66,525	(8.2)
Fixed income	35,166	27,805	20,804	26.5	69.0	62,971	23,143	172.1

Total institutional sales and trading	65,550	58,467	56,149	12.1	16.7	124,017	89,668	38.3

Asset management	3,240	3,009	4,697	7.7	(31.0)	6,249	8,670	(27.9)

Other income/(loss)	506	(2,860)	1,617	N/M	(68.7)	(2,354)	(1,341)	75.5

Net revenues	$132,290	$83,882	$97,721	57.7%	35.4%	$216,172	$193,468	11.7%

N/M — Not meaningful

2 of 2